ADMA Biologics Announces First Quarter 2022 Financial Results and Provides Business Update

First Quarter 2022 Total Revenues Were Approximately $29.1 Million, an 81% Increase Over First Quarter 2021

Increases Full Year 2022 Total Revenue Guidance to $130 Million or More From $125 Million

Gross Margin Growth and Narrowing Net Losses Expected Throughout 2022 and Beyond

RAMSEY, N.J. and BOCA RATON, Fla., May 11, 2022 -- ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics, today announced its first quarter 2022 financial results and provided a business update.

“Year-to-date execution for ADMA’s intravenous immunoglobulin product portfolio has exceeded internal expectations and serves as the basis for the increased 2022 total revenue financial guidance to $130 million or more,” said Adam Grossman, President and Chief Executive Officer of ADMA. “We continue to gain confidence that above-expectation trends for our higher margin products, notably ASCENIV™, will prove durable, which is improving visibility on the Company’s pathway to profitability. Over the remainder of 2022, we expect to deliver significant revenue growth and market share gains for our product portfolio, improve margins as operating leverage is realized, and continue to prioritize the exploration of strategic alternatives, to maximize stockholder value.”

“We are very encouraged with our first quarter financial results, particularly when considering some of the non-recurring dynamics that occurred during the quarter,” said Brian Lenz, ADMA’s Chief Financial Officer, and General Manager, ADMA BioCenters. “The reported first quarter net loss includes a $6.7 million one-time charge related to the Hayfin debt refinancing, which, among other things, extended the Company’s interest-only period at a lowered cost of capital and provided significant non-dilutive capital. Further, we elected to extend the previously scheduled, and otherwise routine shutdown at the Boca Raton manufacturing facility to enable the completion of certain projects forecasted for later in the year. The facility’s production schedule is anticipated to progress on a normal course moving forward, and as such, this cost headwind is anticipated to normalize over the coming quarters.  Finally, we incurred additional, non-operational expenses related to the ongoing strategic review process. Accounting for these non-operational quarterly occurrences, we are encouraged by the continued operational efficiencies being unlocked and look forward to expanding on these trends as we accelerate towards profitability.”

Mr. Lenz continued, “The Company is well-capitalized, holding approximately $70 million in cash and cash equivalents at the end of the first quarter.  Further, as a result of our continued revenue growth in the first quarter of 2022, we have achieved the revenue milestone under the Hayfin loan agreement to draw down an additional $25 million in non-dilutive funds at the Company’s option.”

First Quarter 2022 and Recent Achievements:

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Executed Financially:  Achieved first quarter 2022 total revenues of $29.1 million, as compared to $16.0 million during the first quarter of 2021, an increase of $13.1 million, or approximately 81%.  Due to a favorable product mix, as we continue to expand our customer base for both BIVIGAM® and ASCENIV, ADMA realized a gross margin of approximately 13% during the first quarter of 2022, resulting from continued supply chain operating efficiencies. This improved gross margin compared to the first quarter of 2021 was achieved despite our election to extend the previously scheduled and otherwise routine plant shutdown that occurred during the quarter, which resulted in additional costs to complete certain projects that had been forecasted later in the year.  Excluding the costs associated with the extended facility shutdown, the Company estimates first quarter 2022 gross margins would have been closer to 20% in a normalized production quarter.

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Driving Greater Adoption of Higher Margin Product: ADMA is particularly encouraged with the continued physician adoption and utilization of its proprietary immune globulin product ASCENIV. Elevated product demand trends have sustained throughout April and into May, lending incremental confidence that ASCENIV’s upside will prove durable and margin mix will continue to favorably evolve throughout 2022 and beyond.

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Expiration Dating Extension: Announced the United States Food and Drug Administration’s (“FDA”) approval to extend the expiration dating from 24 to 36 months for both its ASCENIV and BIVIGAM drug product stored at 2-8°C. The extension of ASCENIV’s and BIVIGAM’s shelf life to 36 months dating is a meaningful enhancement of each product’s go-to market offering as it should provide for a more efficient net working capital cycle for the Company, as well as allow for more versatile utilization and inventory management by providers. As a result of this approval, in the second quarter of 2022, ADMA anticipates realizing certain, previously reserved for product at an outsized margin contribution.

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On-Track BioCenters Expansion: At present, our BioCenters segment has ten plasma collection centers under its corporate umbrella: five centers are FDA-licensed, two additional collection centers are operational and collecting plasma, and three centers in various stages of construction. The Company remains on track to have ten BioCenters locations FDA-licensed by year-end 2023 and in the same period forecasts raw material plasma supply self-sufficiency. We anticipate our strong plasma supply position will support our upwardly revised production and revenue forecasts.

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Refinanced Senior Secured Term Loan: Refinanced the Company’s senior secured term loan with Hayfin Capital Management (“Hayfin”), which among other things, lowered the effective cost of capital, extended the interest-only period by three years to March 2027 and, importantly, enabled the Company to raise significant non-dilutive capital.  We have achieved the revenue milestone under the Hayfin loan agreement to draw down an additional $25 million in non-dilutive funds at the Company’s discretion.

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Ongoing Strategic Review: ADMA continues to evaluate a variety of strategic alternatives through its ongoing engagement with Morgan Stanley. The Company will communicate material developments as required by the U.S. Securities and Exchange Commission.  The exploration of strategic opportunities remains a corporate priority for ADMA.

2022 & Long-Term Financial Guidance:

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2022 Financial Guidance: Enabled by the strong start to the year, ADMA increases 2022 total revenue guidance to $130 million or more, upwardly revised from $125 million.  ADMA reiterates expectations to grow revenues and gross profits and narrow net losses as 2022 progresses.

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2024-2025 Financial Guidance:  We believe that ADMA is on track to potentially generate $250 million in topline revenue in 2024, and $300 million thereafter.  At this revenue level, and based upon current assumptions, we anticipate potentially achieving 40-50% corporate gross margins and 20-30% net income margins.  These assumptions translate to potential annual gross profit and net income of $100-150 million and $50-100 million respectively during the 2024-2025 time-period and beyond.

First Quarter 2022 Financial Results:

Total revenues for the first quarter ended March 31, 2022 were $29.1 million, as compared to $16.0 million during the first quarter of 2021, an increase of $13.1 million, or approximately 81%. The revenue growth for the first quarter of 2022, compared to the first quarter of 2021, was favorably impacted by the continued commercial ramp up of our intravenous immunoglobulin (IVIG) product portfolio and expanding our customer base for BIVIGAM and ASCENIV.

Gross profit for the first quarter of 2022 was $3.7 million, compared to a gross loss of $1.7 million for the first quarter of 2021. Gross profit growth during the first quarter was driven by a favorable contribution from higher margin products, notably ASCENIV, which was partially offset by a meaningful quarter-over-quarter and year-over-year increase in overhead costs attributable to an extended, routine plant shutdown in the first quarter of 2022.  The Company anticipates the facility’s production schedule will proceed on a standard course moving forward, with overhead costs normalizing in the coming quarters.

Consolidated net loss for the quarter ended March 31, 2022 was $25.0 million, or $(0.13) per basic and diluted share, compared to a consolidated net loss of $18.4 million, or $(0.16) per basic and diluted share, for the quarter ended March 31, 2021.  The reported net loss for the quarter ended March 31, 2022 includes non-recurring charges from the extinguishment of debt related to the Hayfin debt transaction of $6.7 million and professional services fees of $1.3 million related to the strategic review process.

As of March 31, 2022, ADMA had working capital of $208.2 million, primarily consisting of $139.1 million of inventory, cash and cash equivalents of $69.5 million and net accounts receivable of $25.6 million, partially offset by an aggregate of $31.6 million of accounts payable and accrued expenses and other current liabilities, as compared to working capital of $178.4 million as of December 31, 2021.

Conference Call Information
To access the conference call on May 11, 2022 at 4:30PM ET, please dial (855) 884-8773 (local) or (615) 622-8043 (international) at least 10 minutes prior to the start time and refer to conference ID 1783606. A live audio webcast of the call will be available under “Events & Webcasts” in the investor section of the Company’s website, https://ir.admabiologics.com/events-webcasts. An archived webcast will be available on the Company’s website approximately two hours after the event.

About BIVIGAM®

BIVIGAM (immune globulin intravenous, human – 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). BIVIGAM was approved by the FDA in May 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), including, but not limited to the following group of genetic disorders: X-linked and congenital agammaglobulinemia, common variable immunodeficiency, Wiskott-Aldrich syndrome and severe combined immunodeficiency. BIVIGAM contains a broad range of antibodies similar to those found in normal human plasma. These antibodies are directed against bacteria and viruses and help to protect PI patients against serious infections. BIVIGAM is a purified, sterile, ready-to-use preparation of concentrated human Immunoglobulin antibodies.   Certain data and other information about BIVIGAM® or ADMA Biologics and its products can be found on the Company’s website at www.admabiologics.com.

About ASCENIV™

ASCENIV (immune globulin intravenous, human – slra 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). ASCENIV was approved by the FDA in April 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), also known as primary immune deficiency disease (PIDD), in adults and adolescents (12 to 17 years of age). ASCENIV is manufactured using ADMA’s unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and respiratory syncytial virus (RSV) plasma obtained from donors tested using the Company’s proprietary microneutralization assay. ASCENIV contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes, such as bacteria and viruses and prevent against infection and disease. ASCENIV is protected by U.S. Patents: 9,107,906, 9,714,283 and 9,815,886.   Certain data and other information about ASCENIV™ or ADMA Biologics and its products can be found on the Company’s website at www.admabiologics.com.

About ADMA BioCenters

ADMA BioCenters is an FDA-licensed facility specializing in the collection of human plasma used to make special medications for the treatment and prevention of diseases. Managed by a team of experts who have decades of experience in the specialized field of plasma collection, ADMA BioCenters provides a safe, professional and pleasant donation environment. ADMA BioCenters strictly follows FDA regulations and guidance and enforces cGMP (current good manufacturing practices) in all of its facilities. For more information about ADMA BioCenters, please visit www.admabiocenters.com.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides a portion of its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 and European Patent No. 3375789, among others, related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. and its subsidiaries (collectively, “our”, “ADMA” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” “would,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements also include, but are not limited to, statements about ADMA’s future results of operations (including, but not limited to, total 2022 revenues) and pro forma results; the success of ASCENIV™, particularly with physicians, providers and patients, and market share of the Company’s product portfolio; the benefits of extending the routine shutdown at the Boca Raton manufacturing facility; our production schedule and its impact on financial performance; the operational and financial benefits of expiration dating extension for ASCENIV and BIVIGAM®; the ability to obtain FDA approval of its plasma collection centers and the associated timing in connection therewith; the ability to achieve source plasma self-sufficiency and the associated timing in connection therewith, as well as benefits thereof; and the Company’s ongoing discussions with Morgan Stanley regarding the evaluation of strategic alternatives. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:
Skyler Bloom
Senior Director, Business Development and Corporate Strategy | 201-478-5552 | sbloom@admabio.com

INVESTOR RELATIONS CONTACT:
Michelle Pappanastos
Senior Managing Director, Argot Partners | 212-600-1902 | michelle@argotpartners.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2022	2021

REVENUES:
Product revenue	$29,067,385	$16,012,910
License revenue	35,708	35,708
Total revenues	29,103,093	16,048,618
Cost of product revenue	25,441,046	17,770,122
Gross profit (loss)	3,662,047	(1,721,504)

OPERATING EXPENSES:
Research and development	624,111	987,649
Plasma center operating expenses	3,974,589	2,242,343
Amortization of intangible assets	178,838	178,838
Selling, general and administrative	13,699,575	10,033,915
Total operating expenses	18,477,113	13,442,745

LOSS FROM OPERATIONS	(14,815,066)	(15,164,249)

OTHER INCOME (EXPENSE):
Interest income	33,068	22,059
Interest expense	(3,389,038)	(3,195,750)
Loss on extinguishment of debt	(6,669,941)	-
Other expense	(166,880)	(42,001)
Other expense, net	(10,192,791)	(3,215,692)

NET LOSS	$(25,007,857)	$(18,379,941)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.13)	$(0.16)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	195,871,932	115,661,937

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021

ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$69,504,946	$51,089,118
Accounts receivable, net	25,629,625	28,576,857
Inventories	139,146,311	124,724,091
Prepaid expenses and other current assets	5,519,301	4,339,245
Total current assets	239,800,183	208,729,311
Property and equipment, net	53,220,480	50,935,074
Intangible assets, net	1,549,930	1,728,768
Goodwill	3,529,509	3,529,509
Right to use assets	7,106,642	7,262,658
Deposits and other assets	2,825,748	4,067,404
TOTAL ASSETS	$308,032,492	$276,252,724

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,115,135	$12,429,409
Accrued expenses and other current liabilities	16,654,540	17,214,988
Current portion of deferred revenue	142,834	142,834
Current portion of lease obligations	654,003	591,084
Total current liabilities	31,566,512	30,378,315
Senior notes payable, net of discount	138,423,052	94,866,239
Deferred revenue, net of current portion	1,940,156	1,975,865
End of term fee	1,500,000	-
Lease obligations, net of current portion	7,284,079	7,462,388
Other non-current liabilities	385,628	397,351
TOTAL LIABILITIES	181,099,427	135,080,158

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized, 196,347,529 and 195,813,817 shares issued and outstanding	19,635	19,581
Additional paid-in capital	564,034,008	553,265,706
Accumulated deficit	(437,120,578)	(412,112,721)
TOTAL STOCKHOLDERS' EQUITY	126,933,065	141,172,566
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$308,032,492	$276,252,724